                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                              Commission Only (as Permitted by
[X] Definitive Proxy Statement                Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         INFONET SERVICES CORPORATION
               (Name of Registrant as Specified In Its Charter)


                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

     Notes:

                               [LOGO OF INFONET]

                          INFONET SERVICES CORPORATION

                                  July 9, 2001

Dear Stockholder:

   You are cordially invited to attend the 2001 annual meeting of stockholders of Infonet Services Corporation to be held on August 20, 2001 at 10:00 a.m., local time, at the Manhattan Beach Marriott located at 1400 Park View Avenue, Manhattan Beach, California 90266.

   Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement that follows. Also included is a Proxy Card and postage paid return envelope.

   It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy Card in the enclosed envelope as promptly as possible. If you attend the annual meeting, you may, if you wish, withdraw your proxy and vote in person.

                                          Sincerely,

                                          /s/ JOSE A. COLLAZO
                                          JOSE A. COLLAZO
                                          Chairman of the Board, CEO and
                                           President

                          INFONET SERVICES CORPORATION
                             2160 East Grand Avenue
                       El Segundo, California 90245-1022

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held August 20, 2001

                                ----------------

Infonet Services Corporation: To the stockholders

   NOTICE IS HEREBY GIVEN that the annual meeting of stockholders, or the Annual Meeting, of Infonet Services Corporation, a Delaware corporation, will be held at the Manhattan Beach Marriott located at 1400 Park View Avenue, Manhattan Beach, California 90266, on August 20, 2001, at 10:00 a.m., local time, for the following purposes:

     1. To elect nine directors to serve until the annual meeting of stockholders in the year 2002 and until their successors are duly elected and qualified;

     2. To approve an amendment to the Infonet Services Corporation 2000 Omnibus Stock Plan to increase the number of Class B common shares reserved for issuance under that plan from 6,000,000 to 10,000,000;

     3. To ratify the appointment of the independent auditor; and

     4. To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) of the annual meeting.

   Following the Annual Meeting, management will report on the current activities of Infonet and comment on its future plans. A discussion period is planned to provide stockholders the opportunity to ask questions and make appropriate comments.

   The Board of Directors has fixed the close of business on June 28, 2001 as the record date, referred to as the Record Date, for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. A list of stockholders will be available for inspection at the offices of Mellon Investor Services, 400 S. Hope Street, 4th Floor, Los Angeles, California 90071, at least ten days prior to the Annual Meeting.

   Stockholders are cordially invited to attend the Annual Meeting in person. If you plan to be present, please notify the undersigned so that identification can be prepared for you. Whether or not you plan to attend the Annual Meeting, please execute, date and return promptly the enclosed Proxy Card. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration.

                                      By Order of the Board of Directors,

                                      /s/ Paul A. Galleberg
                                      Paul A. Galleberg
                                      Senior Vice President, General Counsel
                                       and Secretary

El Segundo, California
July 9, 2001


 YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                        [Logo of Infonet appears here]

                            2160 East Grand Avenue
                             El Segundo, CA 90245

                               ----------------

                                PROXY STATEMENT

                               ----------------

                      FOR ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 20, 2001

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Infonet Services Corporation, a Delaware corporation, of proxies from the holders of our issued and outstanding Class B common shares of stock, $.01 par value per share (together with our Class A common shares, the Common Shares), to be exercised at the Annual Meeting of Stockholders, or the Annual Meeting, to be held on August 20, 2001 at the Manhattan Beach Marriott located at 1400 Park View Avenue, Manhattan Beach, California 90266 at 10:00 a.m., local time, and at any adjournment or postponement of the meeting for the purposes set forth in the accompanying Notice of Annual Meeting. The terms "Infonet", "us", "we" and "our" as used in this statement refer to Infonet Services Corporation.

   This Proxy Statement and enclosed form of proxy are first being mailed to our stockholders on or about July 16, 2001.

   At the Annual Meeting, our stockholders will be asked to consider and vote upon the following proposals:

  1. To elect nine directors to serve until the annual meeting of stockholders in the year 2002 and until their successors are duly elected and qualified;

  2. To approve an amendment to the Infonet Services Corporation 2000 Omnibus Stock Plan to increase the number of Class B common shares reserved for issuance under that plan from 6,000,000 to 10,000,000;

  3. To ratify the appointment of the independent auditor; and

  4. To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) of the annual meeting.

   Only the holders of record of our Common Shares at the close of business on June 28, 2001, or the Record Date, are entitled to notice of and to vote at the Annual Meeting. Each Class B common share is entitled to one vote on all matters, while each Class A common share is entitled to ten votes on all matters, except for the election of the Class B common share directors, in which the Class A common shares do not vote. As of the Record Date, 470,804,527 of our Common Shares representing 1,923,434,749 votes were outstanding, 161,403,358 of our Class A common shares representing 1,614,033,580 votes and 309,401,169 of our Class B common shares representing 309,401,169 votes. A majority of the Common Share votes outstanding at the record date must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will count toward the presence of a quorum.

   The Common Shares represented by all properly executed proxies returned to us will be voted at the Annual Meeting as indicated or, if no instruction is given, FOR the director nominees, FOR the amendment to the 2000 Omnibus Stock Plan and FOR the ratification of the appointment of the independent auditor. As to any other business which properly comes before the Annual Meeting, all properly executed proxies will be voted by the persons named therein in accordance with their discretion. We do not presently know of any other business which may properly come before the Annual Meeting. Any person giving a proxy has the right to revoke it at any time before it is exercised (a) by filing with the Secretary of Infonet a duly signed revocation or a proxy bearing a later date or (b) by electing to vote in person at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke a proxy.

 If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that were theretofore effectively revoked or withdrawn).

 We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of Infonet will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of Common Shares held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

 Our Class B common shares are traded on the New York Stock Exchange, Inc., or NYSE, and the Frankfurt Stock Exchange under the ticker symbol "IN." On June 28, 2001, the last reported sale price for our Class B common shares on the NYSE was $8.60 per share.

 NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT. IF ANY REPRESENTATION OR INFORMATION IS GIVEN OR MADE, YOU MUST NOT RELY ON THAT INFORMATION AS HAVING BEEN AUTHORIZED BY US AND THE DELIVERY OF THIS PROXY STATEMENT UNDER NO CIRCUMSTANCES SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF INFONET SINCE THE DATE HEREOF.

                                     ----

               The date of this proxy statement is July 9, 2001.

                       PROPOSAL 1: ELECTION OF DIRECTORS

   Each nominee for election to our Board of Directors, or Board, currently serves as a member of our Board and serves until our 2001 annual meeting of stockholders, and until their respective successors have been duly elected and qualified. At each annual meeting of stockholders, the successors to directors whose term will then expire are elected to serve until the next annual meeting of stockholders. In addition, our restated certificate of incorporation provides that the authorized number of directors will be between seven and twelve, with the exact number to be determined by a majority of our Board. Our Board has set the authorized number of directors at nine. Our restated certificate of incorporation also reserves two independent directors for election by the Class B common shares voting alone. Messrs. Hartman and O'Rourke have been nominated as such independent directors for election to the Board, and are referred to as the Class B common shares nominees. The remaining director nominees are referred to as the Common Shares nominees. Makoto Arai, Douglas C. Campbell, Eric M. de Jong, Morgan Ekberg, Heinz Karrer and Rafael Sagrario have been nominated by KDDI Corporation, Telstra Corporation, KPN Telecom B.V., Telia AB, Swisscom AG and Telefonica International Holding B.V., respectively, pursuant to a stockholders agreement we have entered into with our Class A stockholders. Also pursuant to that stockholders agreement, the Class A stockholders agree to nominate and vote for our President to be a director. See "Certain Transactions--Stockholders Agreement" for more information regarding the stockholders agreement. Our directors may be removed, with or without cause, by the affirmative vote of the holders of two-thirds of the shares entitled to vote at an election of directors. There are no family relationships among any of our directors and executive officers.

   Except where otherwise instructed, proxies solicited by this Proxy Statement will be voted FOR the election of the Board's nominees listed below.

   Each nominee has consented to be named in this Proxy Statement and to serve as a director if elected. The information below relating to the nominees for election as director has been furnished to us by the respective individuals.

Nominees for Director

   Name                     Age                            Title
   ----                     ---                            -----
   Jose A. Collazo.........  57 President, Chief Executive Officer, Chairman of the Board of
                                 Directors, Common Shares nominee
   Makoto Arai.............  50 Director, Common Shares nominee
   Douglas C. Campbell.....  62 Director, Common Shares nominee
   Eric M. de Jong.........  52 Director, Common Shares nominee
   Morgan Ekberg...........  55 Director, Common Shares nominee
   Timothy P. Hartman......  62 Director, Class B common shares nominee
   Heinz Karrer............  42 Director, Common Shares nominee
   Matthew J. O'Rourke.....  62 Director, Class B common shares nominee
   Rafael Sagrario.........  57 Director, Common Shares nominee

   Jose A. Collazo has served as our President, Chief Executive Officer and Chairman of the Board since our incorporation in 1988. From 1967 to 1988, Mr. Collazo held several management positions at Computer Sciences Corporation, or CSC, an information technology service provider, including President of the International Division and head of global network services. Mr. Collazo is on the Pepperdine University Board of Regents.

   Makoto Arai has been a member of our Board since April, 2001. He is currently a Senior Manager of the Global Solution Business Planning Department of KDDI Corporation, a Japanese telecommunications company and one of our major stockholders, a position he has held since October, 2000. Mr. Arai worked with WorldPartners Company, a telecommunications company, as Vice-President of Engineering from 1993 to 1999. Mr. Arai worked with TU-KA Cellular Tokyo, a Japanese cellular phone company, as Senior Manager of

Engineering Department from 1991 to 1993. Mr. Arai served as Deputy Manager, International Organizations Department of KDD, from 1988 to 1993. During that time, Mr. Arai served as Chairman of the Planning Committee for the INTELSAT Board of Governors from 1990 to 1991.

   Douglas C. Campbell has been a member of our Board since 1999. He is currently the Group Managing Director--Countrywide of Telstra Corporation, an Australian telecommunications company and one of our major stockholders, a position he has held since 2000. From 1993 to 1998 he served as Group Managing Director--Network and Technology and from 1998 to 2000 he served as Group Managing Director--Wholesale and International of Telstra.

   Eric M. de Jong has been a member of our Board since 1999. Since 1996, he has served as the Director--Partnership Management of KPN International, a Dutch telecommunications company and an affiliate of one of our major stockholders. Prior to this time, he was Director of Strategy and a Project Director of KPN in charge of the telecommunications development of the Amsterdam airport area. Mr. de Jong is a member of the Supervisory Board of AUCS.

   Morgan Ekberg has been a member of our Board since 1997. Since 1999, he has served as Executive Vice President and Head of Asia, Africa and Latin America with Telia AB, a Swedish telecommunications company and one of our major stockholders. Also during 1999, he served as Executive Vice President and Head of Business Area Systems and Solutions with Telia AB and Deputy Head of and Chief Operating Officer of Telia Business Solutions. From 1995 through 1998, Mr. Ekberg served as Deputy Head of and Chief Operating Officer of Telia Telecom AB, and prior to 1995 he was the Head of the Telecom Services Division of Telia, then named Swedish Telecom.

   Timothy P. Hartman has been a member of our Board since 2000. He was Chairman of NationsBank of Texas until his retirement in June 1996, and also was a director and Vice Chairman of its parent corporation until he retired in 1994. Before joining the NationsBank organization in 1982, Mr. Hartman was the Chief Financial Officer of Baldwin-United Corporation, a diversified financial services company, with which he was associated from 1963 through 1981. Mr. Hartman is also a member of the Board of Directors of Sensormatic Electronics Corporation, a designer, manufacturer and marketer of electronic security, sensing and tracking systems.

   Heinz Karrer has been a member of our Board since 2000. He is the head of Marketing, Sales & Solutions at Swisscom AG, a Swiss telecommunications company and one of our major stockholders, a position he has held since 1997. Before assuming his current position, Mr. Karrer was Chief Executive of Ringier Switzerland, a media company, and a member of the Management Board of Ringier AG, a media company, from 1996 to 1997, and previously he served as Head of Newspapers Division at Ringier European, from 1995 to 1996.

   Matthew J. O'Rourke has been a member of our Board since 2000. He was a partner with the accounting firm Price Waterhouse LLP from 1972 until his retirement in June 1996. Prior to his retirement, he served as Managing Partner at Price Waterhouse's New York National Office from 1994 to 1996 and as Managing Partner for Northern California from 1988 to 1994. Since his retirement, Mr. O'Rourke has been engaged as an independent business consultant. Mr. O'Rourke is also a member of the Board of Directors of Read-Rite Corporation, a supplier of magnetic recording heads for the hard disk drive market and LSI Logic Corporation, a semi-conductor products and storage systems designer and manufacturer.

   Rafael Sagrario has been a member of our Board since 1999. He is currently the Operations General Manager of Telefonica Data, a Spanish telecommunications company and an affiliate of one of our major stockholders. From 1995 to 1997, he served as the President of Telefonica Transmision de Datos, a business data and services company. From 1998 to February 1999, he served as Sole Administrator of Telefonica Transmision de Datos.

Vote Required and Board Recommendation

   Common Shares nominees. The Common Shares directors will be elected by a favorable vote of a plurality of all Common Share votes cast at a meeting at which a quorum is present. For purposes of the election of the Common Shares directors, abstentions and broker non-votes will count toward calculation of a quorum but will not be counted as votes cast and will have no effect on the results of the vote. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the Common Share nominees named above.

   Class B common share nominees. The Class B common share directors will be elected by a favorable vote of a plurality of all Class B common share votes cast at a meeting at which a quorum is present. For purposes of the election of the Class B common share directors, abstentions, broker non-votes and Class A common shares will count toward calculation of a quorum but will not be counted as votes cast and will have no effect on the results of the vote. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the Class B common share nominees named above.

   The Board unanimously recommends a vote "FOR" the election of each of the director nominees to serve until the annual meeting of stockholders to be held in the year 2002 and until their successors are duly elected and qualified.

                  BOARD OF DIRECTORS, MEETINGS AND ATTENDANCE

   Our Board held five meetings during our last full fiscal year. All directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board while they were on the Board and (ii) the total number of meetings of the Committees of the Board on which those directors served.

Committees of the Board of Directors

   The Audit and Finance Committee of our Board was established in 1988 and reviews, acts on and reports to our Board with respect to various auditing and accounting matters, including the recommendation of our independent auditor, the scope of the annual audits, fees to be paid to the independent auditor, the performance of our independent auditor and our accounting practices. The Audit and Finance Committee was comprised of Messrs. de Jong, O'Rourke and Masao Kojima (until Mr. Arai was appointed to replace Mr. Kojima and Mr. Sagrario was appointed to replace Mr. de Jong on April 24, 2001) and met eight times during the fiscal year ended March 30, 2001.

   The Compensation Committee of our Board was established in 1988 and determines the salaries, benefits and stock option grants for our employees, consultants and directors. The members of the Compensation Committee are Messrs. Hartman, Ekberg and Karrer. Joseph Nancoz, a former director for the Company, was a member of the Compensation Committee until Mr. Karrer was elected as a director on September 11, 2000 and appointed to the Compensation Committee. The Compensation Committee met four times during the fiscal year ended March 30, 2001.

   The Quality Assurance Committee of our Board was established in 1994 and reviews, acts on and reports to our board of directors with respect to the operation of our systems and the provision of services to our clients. The members of the Quality Assurance Committee were Messrs. Campbell and Sagrario (until Mr. de Jong was appointed to replace Mr. Sagrario on April 24, 2001). The Quality Assurance Committee met four times during the fiscal year ended March 30, 2001.

Audit and Finance Committee Report

   The Audit and Finance Committee of the Company's Board of Directors is comprised of independent directors as required by the listing standards of the New York Stock Exchange. The Audit and Finance Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A.

   The role of the Audit and Finance Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company's financial statements as well as the Company's financial reporting process, principles and internal controls. The independent auditor is responsible for performing an audit of the Company's financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

   In this context, the Audit and Finance Committee has reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended March 30, 2001 with management and the independent auditor. The Audit and Finance Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit and Finance Committees), as currently in effect. In addition, the Audit and Finance Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit and Finance Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit and Finance Committee has also considered whether the independent auditor's provision of information technology services and other non-audit services to the Company is compatible with maintaining the auditor's independence.

   Based on the reports and discussions described above, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 30, 2001, for filing with the Securities and Exchange Commission.

   Submitted on June 22, 2001 by the members of the Audit and Finance Committee of the Company's Board of Directors.

                                          THE AUDIT AND FINANCE COMMITTEE,
                                          Matthew J. O'Rourke, Chairman
                                          Makoto Arai
                                          Rafael Sagrario
                                          Masao Kojima (until April 24, 2001)
                                          Eric M. de Jong (until April 24,
                                           2001)

   The above report of the Company's Audit and Finance Committee will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

Compensation of Directors

   Commencing with the fiscal year ending March 29, 2002, our non-employee directors will receive an annual retainer of $35,000 and a $1,000 fee per Board meeting. For the fiscal year ended March 30, 2001, our non-employee directors received an annual retainer of $30,000 and a $1,000 fee per Board meeting. Non-employee directors who are members of Board committees also receive $3,000 for acting as committee chairman and $1,000 per committee meeting. All directors are reimbursed for their out-of-pocket expenses in serving on the Board or any committee thereof. In addition, during the fiscal year ended March 30, 2001, we provided stock options to our non-employee directors for their services as directors, as shown in the table set forth below. Except as otherwise indicated, all option grants were made under our 1998 Stock Option Plan, vest in equal annual installments over a four year period regardless of years of service and have an exercise price equal to or greater than the fair market value of our Class B common shares at the time of grant. Commencing with our 2001 Annual Meeting, each of our non-employee directors who continues to serve after each of our annual meetings of stockholders will automatically be granted 15,000 options under our 2000 Omnibus Stock Plan on the date of each such annual meeting. These options will vest immediately and will have an exercise price equal to or greater than the fair market value of our Class B common shares at the time of grant.

                                           Number of Common
                                                Shares
                                              underlying    Exercise
                                                options       Price   Expiration
   Name                                       granted(#)    Per Share    Date
   ----                                    ---------------- --------- ----------
   Douglas C. Campbell....................      30,000       $5.875    11/21/10
   Eric M. de Jong........................      30,000        5.875    11/21/10
   Morgan Ekberg..........................      30,000        5.875    11/21/10
   Timothy P. Hartman.....................      60,000(1)     13.75     4/27/10
                                                30,000        5.875    11/21/10
   Heinz Karrer...........................      15,000(1)     13.75     9/14/10
                                                30,000        5.875    11/21/10
   Masao Kojima(2)........................      30,000        5.875    11/21/10
   Matthew J. O'Rourke....................      60,000(1)     13.75     4/27/10
                                                30,000        5.875    11/21/10
   Rafael Sagrario........................      30,000        5.875    11/21/10

--------
(1) Represents options granted upon initial appointment to the Board under our Infonet Services Corporation 1999 Stock Option Plan. The options granted to Mr. Karrer were fully vested upon grant. The options granted to Messrs. Hartman and O'Rourke vest in equal annual installments over a three year period.

(2) Mr. Kojima ceased to be a director as of April 24, 2001.

                               EXECUTIVE OFFICERS

   The following is a biographical summary of the experience of our executive and senior officers. Biographical information with respect to Mr. Collazo is set forth above under Nominees for Directors.

   Akbar H. Firdosy, 54, has served as our Vice President and Chief Financial Officer since 1995. From 1988 to 1995, Mr. Firdosy served as our Controller. Mr. Firdosy has been with us since our incorporation in 1988.

   Paul A. Galleberg, 41, is a Senior Vice President and has served as our General Counsel and Secretary since November 1, 2000, after joining us as Assistant General Counsel on August 1, 2000. From 1994 until he joined us, Mr. Galleberg was a partner at the international law firm Latham & Watkins, after becoming associated with that firm in 1986.

   John C. Hoffman, 54, has served as our Executive Vice President Communications Sales & Service since 1991. From 1988 to 1991, Mr. Hoffman was President of our Infonet USA affiliate. Mr. Hoffman has been with us since our incorporation in 1988 and from 1983 to 1988 held several positions at Computer Sciences Corporation (CSC).

   Michael J. Timmins, 49, has served as our Executive Vice President of Global Business Development since 1995. From 1993 to 1995, he served as our Vice President of Global Business Development. Mr. Timmins has been with us since our incorporation in 1988.

   Thomas E. Whidden, 54, has served as our Vice President of Marketing since December 1997. From July 1994 to December 1997 he served as our Vice President of International Sales. Prior to that time, he held various positions in our European operations and Network Services. Mr. Whidden has been with us since our incorporation in 1988. From 1969 to 1988, Mr. Whidden held several positions at CSC.

   John M. Williams, 54, has served as our Vice President of Global Network Solutions since April 1999. From November 1997 until Mr. Williams joined us in 1999, he served as Senior Vice President of the Communication Systems Division of our country representative, CACI, Inc., and from August 1992 until November 1997, Mr. Williams was the Vice President of Services Integration and Management for our subsidiary, Government Systems, Inc.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth information with respect to the compensation we paid for services rendered during the fiscal years ended March 30, 2001, March 31, 2000 and April 2, 1999 to our Chief Executive Officer and to our four other most highly compensated executive officers. We refer to these individuals collectively as the Named Executive Officers.

                                  Annual            Long-Term
                               Compensation    Compensation Awards
                             ----------------- -------------------  All Other
    Name and Title      Year  Salary   Bonus   Options Granted(#)  Compensation
    --------------      ---- -------- -------- ------------------- ------------
Jose A. Collazo........ 2001 $562,000 $394,830      2,541,500        $  7,170(2)
 Chairman of the Board, 2000  368,158  518,708      5,083,000         310,930(3)
 President and Chief    1999  353,998  643,090            --          305,570(4)
 Executive Officer

Akbar H. Firdosy....... 2001  268,378  189,390        418,600           6,352(5)
 Vice President and     2000  206,969  274,346        837,200           9,333(6)
 Chief Financial        1999  162,048  261,134        269,100           9,537(7)
 Officer

Paul A. Galleberg(1)... 2001  201,923  220,500      1,050,000           5,852(8)
 Senior Vice President,
 General Counsel and
 Secretary

John C. Hoffman........ 2001  210,226  353,500        418,600           5,628(9)
 Executive Vice         2000  207,846  298,000        837,200          82,744(10)
 President              1999  194,365  395,452            --           80,209(11)
 Communications Sales
 & Service

John M. Williams....... 2001  206,769  176,000        418,600          33,284(12)
 Vice President of      2000  200,000  204,757      1,106,300          77,019(13)
 Global Network
 Solutions

--------
 (1) Mr. Galleberg joined the Company on August 1, 2000.

 (2) Represents life insurance premiums of $504 paid by the Company and 401(k) matching contributions of $6,666.

 (3) Represents life insurance premiums of $984 paid by the Company, a Phantom Stock Incentive Plan payment of $305,032 and 401(k) matching contributions of $4,914.

 (4) Represents life insurance premiums of $2,968 paid by the Company, a Phantom Stock Incentive Plan payment of $297,649 and 401(k) matching contributions of $4,953.

 (5) Represents life insurance premiums of $1,111 paid by the Company and 401(k) matching contributions of $5,241.

 (6) Represents life insurance premiums of $779 paid by the Company, a Phantom Stock Incentive Plan payment of $3,618 and 401(k) matching contributions of $4,936.

 (7) Represents life insurance premiums of $1,082 paid by the Company, a Phantom Stock Incentive Plan payment of $3,531 and 401(k) matching contributions of $4,924.

 (8) Represents life insurance premiums of $323 paid by the Company and 401(k) matching contributions of $5,529.

 (9) Represents life insurance premiums of $579 paid by the Company and 401(k) matching contributions of $5,049.

(10) Represents life insurance premiums of $569 paid by the Company, a Phantom Stock Incentive Plan payment of $77,358 and 401(k) matching contributions of $4,817.

(11) Represents a Phantom Stock Incentive Plan payment of $75,486 and 401(k) matching contributions of $4,723.

(12) Represents life insurance premiums of $718 paid by the Company, payment of relocation expenses of $27,408 and 401(k) matching contributions of $5,158.

(13) Represents life insurance premiums of $878 paid by the Company, payment of relocation expenses of $70,706 and 401(k) matching contributions of $5,435.

Option Grants in Last Fiscal Year

   The following table presents information relating to options granted to purchase our Class B common shares to the Named Executive Officers during the fiscal year ended March 30, 2001.

                                        Individual Grants
                         ------------------------------------------------
                           Number of                                      Potential Realizable Value at
                            Class B     Percent of                           Assumed Annual Rates of
                         common shares Total Options                         Share Price Appreciation
                          Underlying    Granted to   Exercise                   For Option Term(2)
                            Options    Employees in  Price Per Expiration ------------------------------
          Name            Granted(1)    Fiscal Year    Share      Date          5%             10%
          ----           ------------- ------------- --------- ---------- -------------- ---------------
Jose A. Collazo.........   2,541,500         12%      $5.875    11/21/10      $8,996,445     $22,599,620
Akbar H. Firdosy........     418,600          2        5.875    11/21/10       1,481,767       3,722,290
Paul A. Galleberg(3)....     700,000          3        13.75     8/03/10       5,729,164      14,458,164
                             350,000          2        5.875    11/21/10       1,238,936       3,112,283
John C. Hoffman.........     418,600          2        5.875    11/21/10       1,481,767       3,722,290
John M. Williams........     418,600          2        5.875    11/21/10       1,481,767       3,722,290

--------
(1) Other than the grant made to Mr. Galleberg which expires on August 3, 2010, these options were granted under our 1998 Stock Option Plan and vest in four equal annual installments. The grant made to Mr. Galleberg which expires on August 3, 2010 was made under the 2000 Omnibus Stock Plan and will vest in five equal annual installments starting on August 3, 2002. Options are granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

(2) Assumed annual rates of stock price appreciation for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and our financial performance. We cannot assure you that these appreciation rates will be achieved.

(3) Mr. Galleberg joined the Company on August 1, 2000.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth certain information concerning exercised and unexercised options held by the Named Executive Officers as of March 30, 2001.

                                                 Number of Securities      Value of Unexercised
                                                 Underlying Option At     In-the-Money Options at
                           Shares                   March 30, 2001           March 30, 2001(1)
                         Acquired on   Value   ------------------------- -------------------------
Name                     Exercise(#)  Realized Exercisable Unexercisable Exercisable Unexercisable
----                     -----------  -------- ----------- ------------- ----------- -------------
Jose A. Collazo.........      --           --   1,016,600    6,607,900         --     $1,970,000
Akbar H. Firdosy(2).....   53,820     $321,000    221,260    1,249,820    $313,000     1,262,000
Paul A. Galleberg.......      --           --         --     1,050,000         --        271,000
John C. Hoffman.........    2,168(3)     9,154    167,440    1,088,360         --        324,000
John M. Williams........      --           --     275,080    1,249,820     625,000     1,262,000

--------
(1) Market value of underlying shares of Class B common shares on March 30, 2001 minus the exercise price. The closing price on the NYSE as of March 30, 2001 was $6.65.

(2) Mr. Firdosy previously reported the acquisition of 53,820 Class B common shares upon the exercise of options on February 4, 2000. This option exercise was rescinded on December 19, 2000, and the option was re-exercised on January 22, 2001, as reflected here.

(3) Represents Class B common shares issued to Mr. Hoffman's spouse, Paula Hoffman, upon the exercise of options granted to her in her capacity as our employee. Mrs. Hoffman is no longer employed by us.

Pension Plan

   Our pension plan is a contributory defined pension plan in which substantially all of our domestic employees are eligible to participate. The pension benefits received by a retiring employee are calculated by multiplying the employee's total eligible compensation by 2.25%. Eligible compensation consists of base compensation plus nondiscretionary bonuses and commissions. Compensation deferred under the Infonet

Deferred Income Plan, income related to the 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Omnibus Stock Plan, reimbursements, fringe benefits or other forms of special pay are not eligible compensation.

   As of March 30, 2001, the following Named Executive Officers, upon retirement at age 65, would be entitled to annual retirement benefits under the pension plan as follows: Jose A. Collazo--$55,306, Akbar H. Firdosy--$23,621, Paul A. Galleberg--$4,161, John C. Hoffman--$26,464 and John M. Williams-- $11,545.

Supplemental Executive Retirement Plan

   Our Supplemental Executive Retirement Plan, or SERP, is a defined benefit retirement plan in which four of our executive officers, including two Named Executive Officers, participated during the fiscal year ended March 30, 2001. The SERP benefits received by a retiring executive are calculated by multiplying the executive's average compensation during his final 36 months of employment under the SERP by a factor of 38%, 43% or 50%, depending on whether the sum of years of service and the age of the participant exceeds 65, 75 or 85 years as of the date of termination of employment. The annual SERP benefit is reduced by the annual pension plan benefit described above. Eligible compensation consists of base compensation plus nondiscretionary bonuses and commissions. Compensation deferred under the Infonet Deferred Income Plan, income related to the 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Omnibus Stock Plan, reimbursements, fringe benefits or other forms of special pay are not eligible compensation.

   As of March 30, 2001, Messrs. Collazo and Hoffman, the Named Executive Officers who participate in the SERP, upon retirement at age 65, would be entitled to annual SERP benefits of $39,825 and $175,528, respectively. Mr. Collazo's right to receive SERP benefits has vested. Mr. Hoffman's right to receive SERP benefits will become vested at age 55 in November 2001. Mr. Collazo's benefit has been reduced by a transfer of $5,636,041 from the SERP to the Infonet Deferred Income Plan made in August 1999, as permitted under the SERP. Mr. Collazo recognized imputed income for FICA and FUTA tax purposes as a result of this transfer.

Employment and Other Agreements

   We have entered into revised employment agreements with Messrs. Collazo, Firdosy and Galleberg, effective April 24, 2001. Each agreement has a three year term which automatically renews in two year increments unless notice is given not later than 24 months prior to the expiration date of each term. The salary to be received by each of Messrs. Collazo, Firdosy and Galleberg is his respective base salary in effect as of April 24, 2001 and will be reviewed annually in accord with our salary review policies. Each will be eligible to participate in all benefit programs we offer other than SERP, in which only Mr. Collazo participates.

   Each of the employment agreements may be terminated by us or the respective executive without further obligation on the part of either party if we terminate the executive's employment for cause or if the executive resigns for other than good reason, as those terms are defined in the agreements.

   If any of Messrs. Collazo, Firdosy or Galleberg is terminated without cause or resigns for good reason or in the event of a change in control, as those terms are defined in the agreements, then he would:

  . be entitled to receive, for a period of two years or until the expiration of the term of his employment agreement, whichever is longer, separation payments equal to his average total cash compensation received during the 12 month period immediately preceding the triggering event;

  . be entitled to accelerated vesting of outstanding stock options and be entitled to exercise such options for the remainder of the respective option term;

  . be entitled to continued medical and dental insurance and continued accrual of all other Benefits (as defined in the employment agreement) during the severance period;

  . be subject to a limited non-compete clause for the term of the severance period; and

  . be entitled to a gross-up for any excise taxes that may be levied on the separation payments.

   All of our other executive officers are appointed annually and serve at the discretion of the Board.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

   Infonet's compensation philosophy is to relate the compensation of Infonet's executive officers to measures of Company performance that contribute to increased value for Infonet's stockholders. To assure that compensation policies are appropriately aligned with the value Infonet creates for stockholders, Infonet's compensation philosophy for executive officers takes into account the following goals:

  .  enhancing stockholder value;

  . representing a competitive and performance-oriented environment that motivates executive officers to achieve a high level of individual, business unit and corporate results in the business environment in which they operate;

  . relating incentive-based compensation to the performance of each executive officer, as measured by financial and strategic performance goals; and

  .  enabling Infonet to attract and retain top quality management.

   The Compensation Committee of the Board, which we will refer to as the Compensation Committee, periodically reviews the components of compensation for Infonet's executive officers on the basis of this philosophy and periodically evaluates the competitiveness of its executive officer compensation program relative to comparable companies. When the Compensation Committee determines that executive officer compensation adjustments or incentive awards are necessary or appropriate, it makes such modifications as it deems appropriate.

Executive Compensation Components

   The major components of compensation for executive officers, including our Chief Executive Officer ("CEO"), are base salary, annual incentive awards and stock option grants. Each component of the total executive officer compensation package emphasizes a different aspect of our compensation philosophy.

   The Compensation Committee conducts annually a full review of Infonet's performance and its executive officers, including the CEO, in assessing compensation levels. The Compensation Committee considers various qualitative and quantitative indicators of both Infonet and the individual performance of its executive officers. This review evaluates Infonet's performance both on a short- and long-term basis. The Compensation Committee may consider quantitative measures such as revenue growth, growth in EBITDA, growth in operating and net income and other measures of profitability. The Compensation Committee may also consider qualitative measures such as leadership, experience, strategic direction and overall contribution to Infonet. In addition, the Compensation Committee evaluates compensation in light of the compensation practices of other companies in the telecommunications industry and peer group companies as may be determined by the Compensation Committee. These companies are used as a reference standard for establishing levels of base salary, incentive awards and stock options. For the fiscal year ended March 30, 2001 ("Fiscal 2001"), executive officer compensation was targeted to be approximately between the 50th and 75th percentile relative to peer group companies in the telecommunications industry.

   Base Salary. Base salaries for executive officers, including the CEO, are initially set upon hiring based on recruiting requirements (i.e., market demand), competitive pay practices, individual experience and breadth of knowledge, internal equity considerations and other objective and subjective factors. Increases to base salary are determined by the Compensation Committee. Increases are determined primarily on an evaluation of competitive data, the individual's performance and contribution to Infonet, and Infonet's overall performance. Base salaries are periodically reviewed by the Compensation Committee.

   Annual Incentive Awards. Infonet relies to a large degree on annual incentive compensation to attract, retain and reward executives of outstanding abilities and to motivate them to perform to the full extent of their abilities. The Compensation Committee sets target awards for Messrs. Collazo, Firdosy and Galleberg, and the CEO approves target awards for our other executive officers. In each case, target awards are determined for each individual on the basis of a variety of factors, which may include competitive incentive award levels, level of responsibility, ability to influence financial results, strategic performance goals on a corporate or business unit level and, on occasion, subjective factors.

   Stock Option Grants. The only current long-term incentive opportunity for executive officers is the award of stock option grants under the 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Omnibus Stock Plan and other stock plans which may be approved by the Board and the stockholders. In contrast to incentive awards that are paid for prior year accomplishments, stock option grants represent incentives tied to future stock appreciation. They are intended to provide executive officers with a direct incentive to enhance stockholder value. Options generally vest over a four, five or six-year period with a maximum term of ten years. Option grants are awarded at the discretion of the Compensation Committee primarily based on an evaluation of competitive data and the anticipated contribution that the executive officer will make to Infonet.

   Supplemental Executive Retirement Plan. Infonet has a Supplemental Executive Retirement Plan, or SERP, which is a non-qualified, non-contributory pension plan. The SERP is a defined benefit retirement plan for specified key executives and provides for benefits based on years of service, the age of the participant, and the participant's average compensation during his or her final period of employment under the SERP.

   Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of certain annual compensation payments in excess of $1 million to a company's executive officers. It is the objective of the Compensation Committee to administer compensation plans in compliance with the provisions of
Section 162(m) where feasible and where consistent with Infonet's compensation philosophy as stated above. Infonet already has in place stock incentive plans pursuant to which stock-based incentives may be awarded in compliance with
Section 162(m). Infonet's annual incentive pay, however, does not qualify as performance-based compensation under Section 162(m).

2001 Executive Compensation Review

   Based on the factors set forth above, the Compensation Committee approved salary increases and Fiscal 2001 incentive awards, as well as stock option grants, for all executive officers, including the CEO. In determining salary increases and Fiscal 2001 incentive awards for executive officers of Infonet, the Compensation Committee reviewed the performance of Infonet against its goals. Among other criteria reviewed by the Compensation Committee, on a fiscal year to fiscal year comparison, were revenue, EBITDA, operating income, and net income. Annual revenue during the fiscal year ended March 30, 2001 increased from $481 million to $662 million, EBITDA increased from $19 million to $92 million, operating income was $24 million during the fiscal year ended March 30, 2001 as compared to a loss of $29 million in the previous fiscal year, and net income was $27 million during the fiscal year ended March 30, 2001 as compared to a loss of $27 million in the previous fiscal year.

                                          THE COMPENSATION COMMITTEE,
                                           Timothy P. Hartman, Chairman
                                           Morgan Ekberg
                                           Heinz Karrer

Date: June 25, 2001

   The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee was comprised of Messrs. Hartman, Ekberg and Nancoz (until Mr. Karrer was appointed to replace Mr. Nancoz on September 11,
2000) during the fiscal year ended March 30, 2001. None of Messrs. Hartman, Ekberg, Karrer or Nancoz have been an officer or employee of Infonet and none serves as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee. None of the members of the Compensation Committee have any financial relationship with Infonet except as disclosed herein.

                              CERTAIN TRANSACTIONS

Stockholders Agreement

   Immediately prior to the consummation of our initial public offering, we entered into a revised stockholders agreement with all of our Class A stockholders. We originally had entered into a stockholders agreement with our then-existing stockholders in 1988. The revised stockholders agreement provides that each Class A stockholder holding at least 14.95 million shares of our Class A common stock will have the right to designate one of our directors, and each Class A stockholder agreed to vote all of its shares of common stock in favor of the directors designated by the other Class A stockholders and for our president as a director. Accordingly, seven of the nine directors on our board will be appointed by our Class A stockholders. Each Class A stockholder has a right of first refusal to acquire any Class A common stock proposed to be sold or otherwise transferred by another Class A stockholder. We have agreed in the stockholders agreement to include, at the request of any Class A stockholder, shares of that Class A stockholder in a registered offering of stock by us or another Class A stockholder, through provisions commonly referred to as piggyback registration rights. We have also agreed, subject to limitations, to undertake up to two registered offerings of Class B common shares upon demand by each Class A stockholder up to a maximum of two per year. Each Class A stockholder has agreed to maintain a country representative to support our marketing efforts and our clients in that stockholder's home country.

Commercial Contracts with Related Parties

   Some of our country representatives are related parties where either (1) we hold a more than twenty but less than fifty percent ownership interest in the country representative or (2) a country representative is owned, directly or indirectly, by one of our stockholders. In each such case, our agreement with the related party acting as our country representative is our standard service agreement. Each service agreement has a term of up to five years, and gives the country representative the right to sell our services and use our trademarks, marketing and operating documentation and our training materials and services. In the agreements, we receive the right to set revenue targets, terminate the agreement if the revenue targets are not met, jointly determine staffing of the country office with the country representative and appoint members of the country representative's advisory review board. The agreements outline monthly fees the country representatives pay us for access to our network and the fees we pay the country representatives for the service and customer support they provide. Additionally, we have alternate sales channel agreements with some of our stockholders that allow these stockholders to resell our services under their brand names or to package them with other services they provide to their customers. These alternate sales channel agreements are generally under the same terms as alternate sales channel agreements we enter into with other communications providers. For the fiscal year ended March 30, 2001, $294.7 million of revenues were generated by all of these related parties and $218.9 million was payable to related parties acting as our country representatives.

   From time to time we have granted options to acquire Class B common shares to employees of our country representatives under our stock option plans, and we may continue to do so in the future.

   From time to time we lease or purchase transmission capacity from our stockholders where they are existing local carriers. These leases are short term and at tariff rates in regulated markets and at standard market rates in unregulated markets.

Recent Contracts with our Stockholders

   In our ongoing efforts to sell our services to multinational corporations, on September 30, 1999, we entered into agreements with AUCS Communications Services N.V., Unisource, the owner of AUCS, and the three companies that own Unisource, KPN, Swisscom and Telia, three of our major stockholders. See "Principal and Management Stockholders."

   Our agreements with KPN, Swisscom and Telia have given us access to multinational corporate clients previously served by AUCS and may give us access to additional multinational clients to which KPN, Swisscom and Telia may provide services in the future. These agreements have increased the number of multinational corporate clients to which we offer our services.

   We have assumed the obligation to provide AUCS' multinational clients with the services previously provided to them by AUCS under the terms of an agreement that assigns existing distribution agreements to us. We also intend to provide these multinational clients with our services as a supplement or replacement for services previously provided by AUCS. We expect that this will result in normal and transparent movement of the services onto The World Network. We will continue to use the AUCS platform to deliver all or some of the services provided to the multinational clients, which for convenience we refer to as the AUCS services.

   We obtain the AUCS services provided to the multinational clients under the terms of a services agreement with AUCS, which is based on our standard services agreement. The pricing of the AUCS services provides us with an agreed-upon gross margin of approximately 20% on the provision of these services. The services agreement is terminable upon 180 days' notice by any party.

   Under the terms of a three-year management agreement between ourselves and AUCS, we have been charged with, among other things, acting as a responsible manager of AUCS and seeking to reduce AUCS' expenses over time.

   We also entered into a call option for the underlying tangible assets of AUCS. Through September 2002, the option allows us to purchase any and all of the AUCS tangible assets at fair market value not to exceed $130 million. The call right allows us to purchase the assets of AUCS so that we can continue to offer the AUCS services to our clients if the services agreement is terminated. The call option may be subject to regulatory approval and is conditioned upon AUCS' ability to continue to fulfill its contractual obligations to third parties.

   For the fiscal year ended March 30, 2001, we generated $190 million of total revenues and $143 million of costs from the AUCS agreement. Mr. de Jong, a current director and nominee for reelection to our Board, was a member of the Supervisory Board of AUCS during this period.

Loans to our Senior Management

   During the fiscal year ended March 30, 2000, several members of our management team borrowed the purchase price for their stock pursuant to terms of our 1998 Stock Purchase Plan. Persons borrowing from us entered into loan, pledge and security agreements. In addition, each loan is full recourse to the borrower, is at an annual interest rate of five percent and is due January 1, 2002. The amounts loaned to each executive officer during the fiscal year ended March 31, 2000 were: Jose A. Collazo, $3,325,000; Ernest U. Gambaro, $1,400,000; Akbar H. Firdosy, $450,000; John C. Hoffman, $750,000; Michael J.
Timmins, $750,000; Thomas E. Whidden, $475,000; and John M. Williams, $75,000. The principal and accrued interest on these loans as of June 28, 2001 was: Jose
A. Collazo, $3,691,800; Ernest U. Gambaro (our former Senior Vice President, General Counsel and Secretary who retired on October 31, 2000), $1,554,500; Akbar H. Firdosy, $499,600; John C. Hoffman, $832,700; Michael J. Timmins, $832,700; Thomas E. Whidden, $527,400; and John M. Williams, $83,300.

   During the fiscal year ended March 30, 2001, several executive officers borrowed funds in connection with the replacement by the executive officer of certain loans previously made by third parties, as follows: Ernest U. Gambaro, $1,000,000; Michael J. Timmins, $523,900; and Thomas E. Whidden, $843,000. Each loan is at an annual interest rate of LIBOR plus 75 basis points (6.57% on June 28, 2001), is payable on demand and is secured by Class B common shares held by the executive officer. The principal and accrued interest on these loans as of June 28, 2001 was $1,041,500 and $878,000 for Messrs. Gambaro and Whidden, respectively.
Mr. Timmins repaid his loan in full in the amount of $536,500 on April 5, 2001.

   In addition, during the fiscal year ended March 30, 2001, Networks Telephony Corporation, our effectively wholly-owned subsidiary, pledged $2,000,000 of its cash to collateralize a loan made by a third party to Mr. Gambaro.

   During the fiscal year ended 1997, we loaned $100,000 to John C. Hoffman in connection with Mr. Hoffman's purchase of a club membership which he uses for business-related facilities and entertainment. The loan is non-interest bearing, is payable on demand and is secured by some of Mr. Hoffman's assets. The principal and accrued interest on this loan as of June 28, 2001 was $100,000.

Performance Graph

   As a part of the rules of the Securities and Exchange Commission, or the Commission, concerning executive compensation disclosure, we are obligated to provide a chart comparing the yearly percentage change in the cumulative total stockholder return on our Class B common shares over a five year period. However, since our Class B common shares have been publicly traded only since December 16, 1999, this information is provided from that date through March 30, 2001.

   The following line graph compares the change in our cumulative stockholder return on our Class B common shares to the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500 Index") and Equant N.V., our most comparable peer issuer, from December 16, 1999, the effective date of our initial public offering, to March 30, 2001. The graph assumes the investment of $100 in Infonet and each of the S&P 500 Index and Equant on December 16, 1999 and as required by the Commission, the reinvestment of all distributions. The return shown on the graph is not necessarily indicative of future performance.

                        [PERFORMANCE GRAPH APPEARS HERE]


                 12/16/99 12/31/99 03/31/00 06/30/00 09/30/00 12/31/00 03/30/01
                 -------- -------- -------- -------- -------- -------- --------
Infonet Services  100.00    99.29    85.58    44.80    39.95    18.91    25.15
Equant N.V.       100.00   114.95    87.30    44.13    37.65    26.75    24.73
S&P 500 Index     100.00   103.56   105.62   102.52   101.25    93.06    81.78

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

   The following table sets forth information as of June 28, 2001 with respect to the beneficial ownership of our Common Shares by (1) each person (or group of affiliated persons) known by us to beneficially own 5% or more of our Common Shares, (2) each of our directors (each of whom is a nominee) and Named Executive Officers and (3) all of our directors and executive officers as a group. Unless otherwise set forth herein, the street address of the named beneficial owner is 2160 East Grand Avenue, El Segundo, California 90245-1022.

                                                                                 Class A and
                                                                           Class B common shares(1)
                                                                          --------------------------
                                                                                       Percent of
                                      Number of Class A Number of Class B                 Total
          Beneficial Owner              Common Shares     Common Shares     Number   Voting Power(2)
          ----------------            ----------------- ----------------- ---------- ---------------
KDDI Corporation(3)..................    15,346,108        32,543,454     47,889,562       9.67%
 2-3-2, Nishishinjuku
 Shinjuku-Ku,
 Tokyo 163-8003 Japan

KPN Telecom B.V.(4)..................    28,918,283        54,386,078     83,304,361      17.86%
 Telecomplein 5
 2516 CK The Hague
 The Netherlands

Swisscom AG(5).......................    28,918,283        54,386,078     83,304,361      17.86%
 Alte Tiefenaustrasse 6
 CH-3048 Worblaufen
 Switzerland

Telefonica International Holding
 B.V.(6).............................    28,918,283        38,439,411     67,357,694      17.03%
 Beatriz de Bobadilla, 18
 28040 Madrid, Spain

Telia AB(7)..........................    34,449,783        59,917,578     94,367,361      21.03%
 Vitsandsgatan 9, House D
 S-123 86 Farsta, Sweden

Telstra Corporation Limited(8).......    24,852,618               --      24,852,618      12.92%
 Level 14
 231 Elizabeth Street
 Sydney NSW 2000
 Australia

Jose A. Collazo(9)...................           --          4,223,800      4,223,800          *
Paul A. Galleberg....................           --             10,595         10,595          *
Akbar H. Firdosy(10).................           --            713,280        713,280          *
John C. Hoffman(11)..................           --            871,608        871,608          *
John M. Williams.....................           --            267,140        267,140          *
Douglas C. Campbell..................           --             19,933         19,933          *
Eric M. de Jong......................           --             20,533         20,533          *
Morgan Ekberg........................           --             21,983         21,983          *
Makoto Arai..........................           --             15,000         15,000          *
Rafael Sagrario......................           --             29,933         29,933          *
Timothy P. Hartman...................           --            106,300        106,300          *
Matthew J. O'Rourke..................           --             40,000         40,000          *
Heinz Karrer.........................           --             15,000         15,000          *
All directors and executive officers
 as a group (15 persons).............           --          7,954,924      7,954,924          *

--------
 *   Less than 1% of total.

 (1) Includes Class B common shares which may be purchased upon the exercise of stock options which are exercisable as of June 28, 2001 or within 60 days thereafter as follows: Mr. Collazo--1,016,600 shares; Mr. Galleberg--zero shares; Mr. Firdosy--167,440 shares; Mr. Hoffman--167,440 shares; Mr. Williams--167,440 shares; Mr. Campbell--19,933 shares; Mr. de Jong--19,933 shares; Mr. Ekberg--19,933 shares; Mr. Arai--15,000 shares; Mr. Sagrario-- 19,933 shares; Mr. Hartman--40,000 shares; Mr. O'Rourke--40,000 shares; Mr. Karrer--15,000 shares; and all directors and executive officers as a group--2,043,532 shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

 (2) Percent of total voting power reflects the entitlement of each Class A common share to ten votes on all matters other than the election of Class B common share directors, and each Class B common share to one vote on all matters.

 (3) According to Schedule 13G/A filed on May 14, 2001 filed by KDDI Corporation, the Class B common shares are held by The Employment Retirement Benefit Trust of KDDI Corporation and the trust manager thereunder. The Trust was established to fund certain obligations of KDDI Corporation to certain of its employees under certain benefit plans. KDDI Corporation has shared dispositive power over the Class B common shares.

 (4) According to Schedule 13G filed on February 15, 2000 filed by KPN Telecom B.V.

 (5) According to Schedule 13G filed on February 15, 2000 filed by Swisscom AG.

 (6) According to Schedule 13G filed on February 14, 2000 filed by Telefonica International Holding B.V.

 (7) According to Schedule 13G filed on February 14, 2000 filed by Telia AB.

 (8) According to Schedule 13G filed on February 14, 2000 filed by Telstra Corporation Limited.

 (9) Excludes 312,500 shares subject to a prepaid forward contract that expires on January 10, 2003, and 312,500 shares subject to a prepaid forward contract that expires on January 23, 2004.

(10) Excludes 100,000 shares subject to a prepaid forward contract that expires on July 12, 2002.

(11) Includes 2,168 shares held indirectly by spouse. Excludes 195,000 shares subject to a prepaid forward contract that expires on January 28, 2002.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities (collectively, "Insiders"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Shares and other equity securities of Infonet. Insiders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.

   To our knowledge, based solely on review of the copies of such reports furnished to us or written representations that no other reports were required, during the fiscal year ended March 30, 2001, all Insiders complied with all
Section 16(a) filing requirements applicable to them except that Mr. O'Rourke failed to timely file a Form 3, Mr. Hartman failed to timely file a Form 3, the KDDI Corporation Employment Retirement Benefit Trust failed to timely file a Form 3, Mr. Collazo failed to timely report one non-exempt transaction on a Form 4, and Mr. Nancoz failed to timely file a Form 4 prior to his resignation from the Board for one exempt transaction.

           PROPOSAL 2: AMENDMENT TO THE INFONET SERVICES CORPORATION
                            2000 OMNIBUS STOCK PLAN

   On February 27, 2001, the Board unanimously authorized an amendment, or the Amendment, to our 2000 Omnibus Stock Plan, or Omnibus Plan. Subject to stockholder approval, the Amendment provides for an increase in the number of Class B common shares reserved for issuance under the Omnibus Plan from 6,000,000 to 10,000,000.

   The summary of the provisions of the Amendment and of the Omnibus Plan which follows is not intended to be complete, and reference is made to the Amendment and the Omnibus Plan for complete statements of the terms and provisions. The Amendment is attached hereto as Appendix B, however, due to its length, the Omnibus Plan (which was filed with our proxy statement in connection with our 2000 annual meeting of stockholders) is not included with this Proxy Statement. To obtain a copy of the Omnibus Plan, requests should be directed to:
Secretary, Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California 90245, telephone number (310) 335-2600.

Background and General Nature and Purpose of The Omnibus Plan

   The principal purposes of the Omnibus Plan are to provide performance incentives and a proprietary interest in Infonet for non-employee directors, selected employees and our consultants through the grant or issuance of options, restricted stock, performance awards, dividend equivalents, deferred stock and stock payments, thereby stimulating their personal and active interest in our development and financial success, further aligning their interests with the interests of the stockholders and inducing them to remain in our employ.

   The shares of stock subject to options, awards of restricted stock, performance awards, dividend equivalents, awards of deferred stock and stock payments are Class B common shares. The Omnibus Plan limits the number of shares subject to awards that any employee may receive in any year under the Omnibus Plan to 800,000.

   The Omnibus Plan provides for appropriate adjustments in the number and kind of shares subject to the Omnibus Plan and to outstanding grants under the Omnibus Plan in the event of a stock split, stock dividend or certain other types of recapitalizations.

   The shares of stock subject to any portion of an option or other award that terminates or lapses unexercised, or is canceled or forfeited, and shares delivered or witheld in payment of any exercise price or tax witholding, may again be optioned, granted or awarded under the Omnibus Plan.

   The Omnibus Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not a qualified plan under
Section 401(a) of the Internal Revenue Code of 1986, as amended, or the Code. Proceeds received by us from the sale of Class B common shares pursuant to the Omnibus Plan will be used for general corporate purposes.

Description of Amendment of the Omnibus Plan

   The proposed Amendment increases the number of Class B common shares reserved for issuance under the Omnibus Plan from 6,000,000 to 10,000,000. As of March 30, 2001, there were 25,712 shares available for future grants under the Omnibus Plan. The closing price of our Class B common shares on June 28, 2001 was $8.60.

   The Omnibus Plan constitutes an important part of our compensation programs. In order to attract and retain the services of experienced and capable persons who can make significant contributions to the further growth and success of Infonet, the Board and the Compensation Committee believe that it is in the best interest of Infonet and its stockholders to approve the Amendment.

Administration

   The Omnibus Plan is administered by the Compensation Committee, consisting solely of two or more directors. The Compensation Committee is authorized to select from among the non-employee directors, employees and consultants the individuals to whom options, restricted stock and other awards are to be granted and to determine the number of shares to be subject to, and the terms and conditions of, the options, restricted stock or other awards, consistent with the Omnibus Plan. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Omnibus Plan.

Payment for Shares

   The exercise or purchase price for all options, restricted stock and other rights to acquire Class B common shares, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase but may, with the approval of the Compensation Committee, be paid in whole or in part in Class B common shares which have been owned by the option holder for at least six months having a fair market value on the date of exercise equal to the aggregate exercise price of the shares to be purchased, by delivery of a full recourse promissory note or through a "cashless exercise" program established by the Compensation Committee. The Compensation Committee may also authorize other lawful consideration to be applied to the payment of the exercise or purchase price of an award.

Amendment and Termination

   Amendments of the Omnibus Plan to increase the number of shares as to which options, restricted stock and other awards may be granted, an increase in the maximum number that may be granted to any employee, a decrease in the minimum option exercise price, a change in the class of eligible persons or an extension of the Omnibus Plan's duration (except for adjustments resulting from stock splits and the like) will require the approval of our stockholders within twelve months before or after approval of the amendment by the Board. In all other respects the Omnibus Plan can be amended, modified, suspended or terminated by the Board alone. Amendments of the Omnibus Plan will not, without the consent of the participant, affect a participant's rights under an option, restricted stock or other award previously granted, unless the award itself otherwise expressly so provides. The Omnibus Plan will terminate after ten years from the date adopted by the Board or the date approved by the stockholders, whichever is sooner. The Compensation Committee may amend outstanding awards. No amendment of the Omnibus Plan or a holder's award may be made that would impair such holder's previously accrued rights without the consent of such holder.

Eligibility

   Any select employee of Infonet and of any corporation that is an "Affiliate" or "Subsidiary" (as those terms are defined in the Omnibus Plan), including the Chairman of the Board and our officers, is eligible to receive options, restricted stock and other awards under the Omnibus Plan. Non-employee directors, consultants and other independent contractors maintaining a significant business relationship with Infonet, an Affiliate or a Subsidiary are eligible to receive non-qualified stock options, restricted stock and other awards under the Omnibus Plan.

Awards Under the Omnibus Plan

   The Omnibus Plan provides that the Compensation Committee may grant or issue stock options, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments or any combination thereof. Each grant or issuance will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

   Incentive stock options, or ISOs, are designed to comply with the provisions of the Code, and will be subject to restrictions contained in the Code, including the requirement that the exercise price be equal to at least 100% of the fair market value of the Class B common shares on the grant date and that the term be limited to 10 years, but may be subsequently modified so as to be disqualified from treatment as an incentive stock option. Incentive stock options may not be granted to persons that are not our employees.

   Non-qualified stock options, or NQSOs, provide for the right to purchase Class B common shares at a specified price and usually will become exercisable (in the discretion of the Compensation Committee) in one or more installments after the grant date. NQSOs expire not later than 10 years after the date the options are granted.

   Commencing with our 2001 Annual Meeting, each of our non-employee directors who continues to serve after each of our annual meetings of stockholders will automatically be granted 15,000 options on the date of such annual meeting. These options will vest immediately and will have an exercise price equal to or greater than the fair market value of our Class B common shares at the time of grant. Given that there are currently only 25,712 Class B common shares available for grant under the Omnibus Plan, our ability to grant these options to our non-employee directors as of the date of this Annual Meeting is conditioned upon stockholder approval of this proposal.

   Restricted stock may be sold to participants at various prices (but not below par value) and made subject to restrictions specified by the Compensation Committee. Restricted stock may be repurchased by us at a price determined at the time of grant, usually the original purchase price, upon a participant's termination of employment, directorship or consultancy. Purchasers of restricted stock, unlike recipients of options, may have voting rights and will receive dividends prior to the time when the restrictions lapse.

   Deferred stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based upon a vesting schedule or performance criteria established by the Compensation Committee. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied.

   Dividend equivalents may be awarded to participants, typically without payment of consideration, and represent a right to receive the equivalent value (in cash or Class B common shares) of any dividends paid on our Class B common shares.

   Bonuses or other performance or incentive awards may be awarded to participants and may be paid in cash and/or Class B common shares, and may be subject to performance goals or other conditions.

Vesting and Termination of Awards

   The dates on which options or other awards under the Omnibus Plan first become exercisable or vest and on which they expire will be set forth in individual stock option or other agreements setting forth the terms of the awards. The Compensation Committee sets the vesting period for each option, restricted stock or deferred stock award, which may be based on the passage of time, specified performance criteria and/or any other specified conditions. At any time after the grant of an option, restricted stock or deferred stock award, the Compensation Committee may in its discretion accelerate the period during which an option vests.

   The agreements generally will provide that options and other awards expire on or soon after the termination of the individual's status as an employee or consultant, although the Compensation Committee may provide that options and other awards continue to be exercisable following a termination without cause, or following a "Change in Control" (as that term is defined in the Omnibus
Plan) or because of the individual's retirement, death, disability or otherwise. No option, however, may be exercised after the expiration date of such option. Similarly, restricted stock granted under the Omnibus Plan that has not vested generally will be subject to repurchase by Infonet in the event of the participant's termination of employment, directorship or consultancy.

Miscellaneous Provisions

   The terms of options and other rights to acquire Class B common shares granted under the Omnibus Plan may provide for termination of the options or other rights upon our dissolution or liquidation or a Change in

Control; but in that event the Compensation Committee may also give the option holder or other grantee the right to exercise the outstanding options or rights in full during some period prior to the Change in Control, even though the options or rights have not yet become fully exercisable, the right to convert an award into securities of the acquiror or successor corporation or the right to transfer the award into the right to receive cash or Class B common shares.

   The Omnibus Plan allows us to make loans to key employees in connection with their exercise of options, purchase of shares or realization of the benefits of other awards granted under the Omnibus Plan. The terms and conditions of the loans, if any are made, are to be set by the Compensation Committee.

   In consideration of the granting of a stock option, dividend equivalent, performance award, stock payment, or right to receive restricted or deferred stock, we may require the employee or consultant to agree in the written agreement embodying the award to remain in the employ of, or to continue as a consultant for, Infonet, a Subsidiary or an Affiliate for at least one year after the award is granted.

   Options, unvested restricted stock and other rights to acquire Class B common shares under the Omnibus Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution, and for certain awards, to "Permitted Transferees" (as defined in the Omnibus Plan) to the extent permitted by the Compensation Committee. However, a participant may designate one or more beneficiaries to exercise or receive the participant's awards following his or her death. Vested shares underlying an award under the Omnibus Plan may be transferred after exercise of the award, if applicable.

   The Company will be entitled to require participants to discharge withholding tax obligations in connection with the issuance, vesting or exercise of any option or other right granted under the Omnibus Plan. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to the issuance, vesting or exercise of options or other rights or the receipt of other awards, subject to the discretion of the Compensation Committee to disapprove that use.

Federal Income Tax Consequences Associated with the Omnibus Plan

   The tax consequences of the Omnibus Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the Omnibus Plan, and is intended for general information only. In addition, the tax consequences described below are subject to the limitation of the 1993 Omnibus Budget Reconciliation Act ("OBRA"), as discussed in further detail below. State and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

   Non-qualified Stock Options. For federal income tax purposes, the recipient of NQSOs granted under the Omnibus Plan will not have taxable income upon the grant of the option, nor will Infonet then be entitled to any deduction. Generally, upon exercise of NQSOs the optionee will realize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the shares at the date of exercise. An optionee's basis for the shares for purposes of determining his or her gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO.

   Incentive Stock Options. There is no taxable income to an employee when an ISO is granted or when that option is exercised; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an "item of adjustment" for purposes of alternative minimum tax. Gain realized by an optionee upon sale of shares issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were issued to the optionee. In such event the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed as ordinary income; the balance of the gain, if any, will be taxed as capital gain. We will be entitled to a deduction with regard to an ISO only to the extent the employee has ordinary income. An ISO exercised more than three months after an optionee's retirement from employment, other than by reason of death or disability, will be taxed as an NQSO, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

   An option will only qualify as an ISO to the extent that the aggregate fair market value of the shares with respect to which the option becomes exercisable for the first time in any calendar year is equal to or less than $100,000. For purposes of this rule, the fair market value of shares shall be determined as of the date the incentive stock option is granted. To the extent an ISO is exercisable for shares in excess of this $100,000 limitation, the excess shares shall be taxable as an NQSO.

   Restricted Stock and Deferred Stock. A participant to whom restricted or deferred stock is issued will not have taxable income upon issuance and we will not then be entitled to a deduction, unless in the case of restricted stock an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to repurchase by us, the participant will realize ordinary income and we will be entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price therefor. Similarly, when deferred stock vests and is issued to the participant, the participant will realize ordinary income and we will be entitled to a deduction in an amount equal to the fair market value of the shares at the date of issuance. If an election is made under Section 83(b) with respect to restricted stock, the employee will realize ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price therefor and we will be entitled to a deduction in the same amount. The Code does not permit a Section 83(b) election to be made with respect to deferred stock.

   Dividend Equivalents. A recipient of a dividend equivalent award will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant will recognize ordinary income, and we will be entitled to a corresponding deduction.

   Performance Awards. A participant who has been granted a performance award will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When an award is paid, whether in cash or Class B common shares, the participant will have ordinary income, and we will be entitled to a corresponding deduction.

   Stock Payments. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will be taxed as if the cash payment has been received, and we will have a deduction in the same amount.

   Deferred Compensation. Participants who defer compensation generally will recognize no income, gain or loss for federal income tax purposes when NQSOs are granted in lieu of amounts otherwise payable, and we will not be entitled to a deduction at that time. When and to the extent options are exercised, the ordinary rules regarding non-qualified stock options outlined above will apply.

   Effect of 1993 Omnibus Budget Reconciliation Act on the Omnibus Plan. Under OBRA, which became law in August 1993, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid in 1996 and thereafter) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the
Code) in any one year. However, under OBRA, the deduction limit does not apply to certain "performance-based" compensation established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options will satisfy the performance-based exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

   It is our policy generally to design our compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance-based." Options granted under the Omnibus Plan are intended to satisfy other requirements of the performance-based compensation exclusion under OBRA, including option pricing requirements and requirements governing the administration of the Omnibus Plan, so that the deductibility of compensation with regard to such options granted paid to top executives thereunder is not expected to be disallowed. Other types of awards under the Omnibus Plan are not intended to qualify as performance-based compensation within the OBRA legislation.

Vote Required and Board Recommendation

   Under Delaware law and our restated certificate of incorporation and bylaws, the affirmative vote of the holders entitled to cast a majority of the votes represented by the Common Shares present in person or by proxy and entitled to vote on this proposal is required for approval of the proposed Amendment. For purposes of the vote on the proposed Amendment, abstentions will have the same effect as votes against the proposed Amendment and broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote.

   Under the rules of the New York Stock Exchange, the approval of a majority of the votes cast on the proposal is required, provided that the total number of votes casts represents a majority of the voting power of the outstanding Common Shares. Consequently, for purposes of the vote on the proposed Amendment, abstentions will have the same effect as votes against the proposed Amendment and broker non-votes will not be counted as votes cast on the matter for the purpose of determining whether the number of votes cast represents a majority of the voting power of the outstanding Common Shares.

   Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the Amendment to the Omnibus Plan.

   The Board unanimously recommends a vote "FOR" approval of the amendment to the Omnibus Plan to increase the number of Class B common shares reserved for issuance under the Omnibus Plan from 6,000,000 to 10,000,000.

         PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

   Subject to stockholder ratification, the Board, acting upon the recommendation of the Audit and Finance Committee, has reappointed the firm of Deloitte & Touche LLP, certified public accountants, as independent auditor to examine the financial statements of Infonet for the fiscal year ended March 29, 2002. The Board has been advised that Deloitte & Touche LLP is independent with regard to Infonet within the meaning of the Securities Act of 1933, as amended, and the applicable published rules and regulations thereunder. Infonet will continue to reserve the right to change its independent auditor if deemed appropriate.

Vote Required and Board Recommendation

   The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required for ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ended March 29, 2002. Broker non-votes as to the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditor will not be treated as shares entitled to vote with respect to ratification and, thus, will not affect the vote on ratification. Abstentions, however, will have the same effect as votes against the proposal. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditor.

   The Board unanimously recommends a vote "FOR" ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ended March 29, 2002.

   One or more representatives of Deloitte &Touche LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit Fees

   Audit services performed by Deloitte & Touche LLP during the Company's fiscal year ended March 30, 2001 consisted of the examination of the Company's financial statements and services related to filings with the Securities and Exchange Commission.

   Audit fees billed to the Company by Deloitte & Touche LLP for the audit of the Company's annual financial statements for the fiscal year ended March 30, 2001 included in the Company's Annual Report on Form 10-K and review of the financial statements included in the Company's quarterly reports on Form 10-Q during the fiscal year ended March 30, 2001 totaled $915,000.

Financial Information Systems Design and Implementation Fees

   The Company did not engage Deloitte & Touche LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended March 30, 2001.

All Other Fees

   All other fees billed to the Company by Deloitte & Touche LLP for services rendered in the fiscal year ended March 30, 2001 totaled $1,255,000 and were primarily for due diligence services in connection with proposed acquisitions, operational audit services (SAS 70 Review), treasury consulting and tax consulting.

   The Audit and Finance Committee has reviewed the non-audit services provided by Deloitte & Touche LLP and determined that the provision of these services during the fiscal year ended March 30, 2001 is compatible with maintaining Deloitte & Touche LLP's independence.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

   In order for stockholder proposals otherwise satisfying the eligibility requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, to be considered for inclusion in our Proxy Statement for our 2002 annual meeting of stockholders, or 2002 Annual Meeting, they must be received by us at our principal office in El Segundo, California, on or before March 18, 2002.

   In addition, if a stockholder desires to bring business (including director nominations) before our 2002 Annual Meeting that is not the subject of a proposal timely submitted for inclusion in our Proxy Statement as described above, written notice of such business must be received by our Secretary at our principal office in El Segundo, California, on or before June 1, 2002. If such notice is not received by June 1, 2002, such notice will be considered untimely under Rule 14a-4(c)(1) of the Commission's proxy rules, and we will have discretionary voting authority under proxies solicited for the 2002 Annual Meeting with respect to such proposal, if presented at the meeting.

                            YOUR PROXY IS IMPORTANT
                       WHETHER YOU OWN FEW OR MANY SHARES

           Please date, sign and mail the enclosed Proxy Card today.

                                                                      APPENDIX A

                          INFONET SERVICES CORPORATION

                   CHARTER OF THE AUDIT AND FINANCE COMMITTEE
                           OF THE BOARD OF DIRECTORS

Purpose

   The purpose of the Audit and Finance Committee (the "Committee") is to provide assistance to the Board of Infonet Services Corporation (the "Company") in fulfilling the Board's oversight responsibilities regarding the Company's accounting and system of internal controls, the quality and integrity of the Company's financial reports and the independence and performance of the Company's outside auditor. In so doing, the Committee should endeavor to maintain free and open means of communication between the members of the Committee, other members of the Committee, other members of the Board, the outside auditor and the financial management of the Company.

Membership

   The Committee shall consist of at least three members of the Board. The members shall be appointed by action of the Board and shall serve at the discretion of the Board. Each Committee member shall be "financially literate" as determined by the Board in its business judgment and shall satisfy the "independence" requirements of the New York Stock Exchange. At least one member of the Committee shall have "accounting or related financial management expertise," as determined by the Board in its business judgment.

Committee Organization and Procedures

   1. The members of the Committee shall appoint a Chair of the Committee by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

   2. The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

   3. The Committee shall meet at least four times in each fiscal year, and more frequently as the Committee in its discretion deems desirable. A Committee member shall not vote on any matter in which he or she is not independent.

   4. The Committee may, in its discretion, include in its meetings members of the Company's financial management, representatives of the outside auditor, the senior internal audit manager and other financial personnel employed or retained by the Company. The Committee may meet with the outside auditor or the senior internal audit manager in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management's presence. The Committee may likewise meet privately with management, as it deems appropriate.

   5. The Committee may, in its discretion, utilize the services of the Company's regular corporate legal counsel with respect to legal matters or, at its discretion, retain other legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

   6. The Committee may, in its discretion, conduct or authorize investigations into matters within the Committee's scope of responsibilities. The Committee is authorized to retain independent accountants or others it needs to assist in an investigation.

Responsibilities

 Outside Auditor

   7. The outside auditor shall be ultimately accountable to the Committee and the Board in connection with the audit of the Company's annual financial statements and related services. In this regard, the Committee shall select and periodically evaluate the performance of the outside auditor and, if necessary, recommend that the Board replace the outside auditor. As appropriate, the Committee shall recommend to the Board the nomination of the outside auditor for stockholder approval at any meeting of stockholders.

   8. The Committee shall approve the fees to be paid to the outside auditor and any other terms of the engagement of the outside auditor.

   9. The Committee shall receive from the outside auditor, at least annually, a written statement delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board take any appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.

 Annual Audit

   10. The Committee shall meet with the outside auditor and management of the Company in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

   11. The Committee shall meet with the outside auditor and management prior to the public release of the financial results of operations for the year under audit and discuss with the outside auditor any matters within the scope of the pending audit that have not yet been completed.

   12. The Committee shall review and discuss the audited financial statements with the management of the Company.

   13. The Committee shall review and discuss with the outside auditor at the completion of the annual audit: (i) the financial statements, including footnotes, (ii) the outside auditors' report thereon, (iii) any significant changes to the outside auditors' audit plan and, as may be appropriate to the Company's operation, (iv) changes in the Company's significant accounting policies; (v) the methods used to account for any significant unusual transactions reflected in the audited financial statements; (vi) the effect of significant accounting policies in any controversial or emerging areas for which there is a lack of authoritative guidance or a consensus to be followed by the outside auditor; (vii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and (viii) any disagreements with management over the application of accounting principles, the basis for management's accounting estimates or the disclosures in the financial statements.

   14. The Committee shall, based on the review and discussions in paragraphs 12 and 13 above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence in paragraph 9 above, recommend to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Review

   15. The outside auditor is required to review the interim financial statements to be included in any Form 10-Q of the Company using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as modified or supplemented by the Securities and Exchange Commission, prior to the filing of the Form 10-Q. The Committee shall discuss with management and the outside auditor in person, at a meeting, or by conference telephone call, the results of the quarterly review including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management. The Chair (or another member of the Audit and Finance Committee) may represent the entire Committee for purposes of this discussion.

Internal Controls

   16. The Committee shall discuss with the outside auditor and the senior internal audit manager, at least annually, the adequacy and effectiveness of the accounting and financial controls of the Company, and consider any recommendations for improvement of such internal control procedures.

   17. The Committee shall discuss with the outside auditor and with management any management letter provided by the outside auditor and any other significant matters brought to the attention of the Committee by the outside auditor as a result of its annual audit. The Committee should allow management adequate time to consider any such matters raised by the outside auditor.

Internal Audit

   18. The Committee shall discuss at least annually with the senior internal audit manager the activities and organizational structure of the Company's internal audit function and the qualifications of the primary personnel performing such function.

   19. Management shall furnish to the Committee a copy of each audit report prepared by the senior internal audit manager of the Company.

   20. The Committee shall, at its discretion, meet with the senior internal audit manager to discuss any reports prepared by him or her or any other matters brought to the attention of the Committee by the senior internal auditor manager.

   21. The senior internal audit manager shall be granted unfettered access to the Committee.

Other Responsibilities

   22. The Committee shall review and reassess the Committee's charter at least annually and submit any recommended changes to the Board for its consideration.

   23. Beginning in the year 2001, the Committee shall provide the report for inclusion in the Company's Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

   24. The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee's actions and recommendations, if any.

   This charter governs the operations of the Audit and Finance Committee and it was approved by the board of directors as of June 8, 2000. The Audit and Finance Committee will review and reassess the charter at least annually.

                                                                      APPENDIX B

                                SECOND AMENDMENT
                                     TO THE
                          INFONET SERVICES CORPORATION
                            2000 OMNIBUS STOCK PLAN

   Infonet Services Corporation, a Delaware corporation (the "Company"), hereby adopts this Second Amendment to the Infonet Services Corporation 2000 Omnibus Stock Plan (the "Plan").

  WHEREAS, the Company has previously adopted the Plan which, among other things, contemplated the issuance of up to an aggregate of 6,000,000 shares of Class B common stock, $0.01 par value per share, of the Company (the "Common Stock") upon exercise of Options, as defined in the Plan, or with respect to other Awards, as defined in the Plan; and

  WHEREAS, the Company's Board of Directors has determined that it is in the best interests of the Company to amend the Plan to authorize the issuance of additional shares of Common Stock thereunder, subject to stockholder approval of such amendment.

   NOW, THEREFORE, the Plan is hereby amended as follows:

   Amendment to Section 2.1. The second sentence of Section 2.1 is hereby deleted and replaced to read in its entirety as follows:

   The aggregate number of such shares that may be issued upon exercise of Options or with respect to other Awards shall not exceed 10,000,000 shares of Common Stock.

   I hereby certify that the foregoing Second Amendment to the Plan was duly adopted by the Board of Directors of Infonet Services Corporation, on February 27, 2001.

                                          Executed on this 4th day of April,
                                           2001.

                                                     /s/ Paul Galleberg
                                          By: _________________________________
                                                         Secretary

   I hereby certify that the foregoing First Amendment to the Plan was duly
approved by the stockholders of Infonet Services Corporation, on              ,
2001.

                                          Executed on this   day of
                                                         , 2001.

                                          By: _________________________________
                                                         Secretary

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS     Please mark  [X]
INDICATED, WILL BE VOTED "FOR" THE NOMINEES LISTED BELOW,       your votes as
"FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.                          indicated in
                                                                this example

The Board of Directors recommends a vote FOR the nominees listed below.

Proposal 1: Election of Directors:

       FOR all nominees           WITHHOLD AUTHORITY*
         listed below          to vote for all nominees
                                    stricken below
             [_]                         [_]

COMMON SHARE NOMINEES: 01 Jose A. Collazo, 02 Makoto Arai,
03 Douglas C. Campbell, 04 Eric M. de Jong, 05 Morgan Ekberg, 06 Heinz Karrer, 07 Rafael Sagrario and CLASS B COMMON SHARE NOMINEES: 08 Timothy P. Hartman, 09 Matthew J. O'Rourke

*(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
 A LINE THROUGH THAT NOMINEE'S NAME ABOVE.)

The Board of Directors recommends a vote FOR adoption of the amendment to the Infonet Services Corporation 2000 Omnibus Stock Plan. Proposal 2: Adoption of amendment to the Infonet Services Corporation 2000 Omnibus Stock Plan to increase the number of Class B common shares reserved for issuance under that plan from 6,000,000 to 10,000,000.

       FOR              AGAINST            ABSTAIN
       [_]                [_]                [_]

Should any other matters requiring the vote of the Stockholders arise, the named proxies are authorized to vote the same in accordance with their best judgment in the interest of Infonet. The Board of Directors is not aware of any other matter which is to be presented for action at the meeting other than the matters set forth herein.

The Board of Directors recommends a vote FOR the ratification of the appointment of the independent auditor. Proposal 3: Ratification of the appointment of the Independent Auditor.

       FOR              AGAINST            ABSTAIN
       [_]                [_]                [_]

CHANGE OF ADDRESS AND OR COMMENTS MARK HERE  [_]


(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)

By checking the box to the right, I consent to future delivery of annual     [_]
reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Signature______________________ Signature_______________________ Date___________

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, or other representative please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                FOLD AND DETACH HERE


You may contact our transfer agent as follows:


          Mellon Investor Services LLC
          PO Box 3315
          South Hackensack, New Jersey 07606
          In the U.S. dial: 1-800-356-2017
          Outside the U.S. dial: 201-329-8660
          TDD for Hearing Impaired: (800) 231-5469 website address: www.melloninvestor.com

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Infonet Services Corporation, a Delaware Corporation, hereby appoints Jose A. Collazo and Paul A. Galleberg, and each or either of them as proxies, with full power of substitution or resubstitution, to represent the undersigned and to vote all shares of common stock of Infonet Services Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Infonet Services Corporation to be held on August 20, 2001 and any and all adjournments thereof in the manner specified.

     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

          (Continued and to be dated and signed on the reverse side.)

                                                    Infonet Services Corporation

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            FOLD AND DETACH HERE

  You can now access your Infonet Services Corporation account online.
Access your Infonet Services Corporation stockholder account online via Investor ServiceDirect(SM) (ISD).

Mellon Investor Services LLC, agent for Infonet Services Corporation, now makes it easy and convenient to get current information on your stockholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

     .  View account status               .  View payment history for dividends
     .  View certificate history          .  Make address changes
     .  View book-entry information       .  Obtain a duplicate 1099 tax form
                                          .  Establish/change your PIN

             Visit us on the web at http://www.melloninvestor.com
                and follow the instructions shown on this page.

Step 1: FIRST TIME USERS - Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect(SM) is currently only available for domestic individual and joint accounts.

 . SSN
 . PIN
 . Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

 . SSN
 . PIN
 . Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

 . Certificate History
 . Book-Entry Information
 . Issue Certificate
 . Payment History
 . Address Change
 . Duplicate 1099

             For Technical Assistance Call 1-877-978-7778 between
                      9am-7pm Monday-Friday Eastern Time